Exhibit 10.2
EAGLE MATERIALS INC.
CEMENT COMPANIES
SALARIED INCENTIVE COMPENSATION PROGRAM
FOR FISCAL YEAR 2008
1.     Bonus Pool
     To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of earnings of the cement companies of Eagle Materials Inc. The actual percentage may vary from year to year.
     For Fiscal Year 2008, bonus pool funding from the subsidiary companies will be 2.25% of each company’s operating profit.
     Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants added during a year.
     Eagle Materials CEO retains the final right of interpretation and administration of the plan and to amend or terminate the plan at any time.
2.     Eligibility
     The Eagle Materials Cement EVP, the subsidiary company Presidents, and his/her direct reports will be in the plan. Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by subsidiary company presidents subject to the approval of the Eagle Materials Cement EVP and the Eagle Materials CEO. The addition of new participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.
     Participants must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in this plan may not participate in any other company incentive plan with monetary awards, except for the Cement Companies’ Long Term Compensation program, the Eagle Materials Long Term Compensation Program and the Eagle Materials Special Situation Program.
3.     Allocation of Pool
     The subsidiary company Presidents will be eligible for 20% - 30% of the pool. The subsidiary company Presidents will recommend the distribution of the remainder of the company pool. The participants in the plan and their percentage of the pool will require approval of the Eagle Materials Cement EVP and Eagle Materials CEO at the beginning of the fiscal year for which the bonus is being earned. For example:

Participant	% of Pool Available
Company President	27%
Plant Manager	15%
Vice President, Sales	13%
Vice President, Finance	9%
Production Manager	7%
Maintenance Manager	7%
Executive Vice President	22%

Total	100%
     The subsidiary company President’s bonus opportunity will be 50% specific, objective goals and 50% discretionary as determined by Eagle Materials Cement EVP taking into consideration overall job performance and compliance with Eagle Materials Policies and Code of Ethics. All participants in the plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable, objectives. The subsidiary company Presidents will determine the objective and discretionary balance of bonus opportunities for the participants in their companies, subject to approval by Eagle Materials Cement EVP and Eagle Materials CEO.
4.     Objective Criteria
     Objective setting is essential to an effective incentive compensation plan and should be measurable and focus on areas that have meaningful impact on our operational performance. Having selected objectives, it is also important to establish a reference point for that objective which indicates expected performance.
     In addition to consideration of the budget plan as a reference, we will consider historic performance of a facility, equipment design standards, industry standards, comparable values from other companies or like situations and any other qualified source or establishing reference points or basis for determining performance.
     To illustrate the need for the selection of an objective, the reference point and how performance deviation from the reference is judged, take safety, for example. Let’s suppose a company plans 0 lost time accidents, which is reasonable to plan. If they have 1 lost time accidents, is the performance a total failure, poor, fair or reasonable? If they have 2 lost time accidents, is the performance unacceptable, poor, fair or reasonable? From this information it would be difficult to assess their overall safety performance. We could give consideration to the number of incidents requiring doctor’s treatment. We could include an evaluation of worker’s compensation claims or dollars spent. As an alternative to these, we could use industry statistics available from an authoritative source such as MSHA or PCA which show accident frequency and severity ratio for comparable facilities. We could establish a mean or average as our reference point, based on accident frequency and severity, and agree to a bonus adjustment according to our percentile ranking with comparable industry.
     Another example might be the case of a kiln chain system that is allowed to deteriorate. This would tend to lower thermal efficiency and clinker production rate, but could increase kiln available hours because we didn’t take the necessary down time to repair the chain system. A plan built on this premise might have TPH clinker production and BTU per ton statistics lower than historical performance but kiln up time shown as higher. Rather than using plan as the reference point for these criteria, we might use historical performance for TPH clinker, BTU/ton and a combination of historical and industry average for kiln up time. The intent would be to cause a focus on the issue of not deferring maintenance.
     Because our basic products are commodities, the level of prices in a given market area are established by supply and demand over which local management has little control. Through price leadership, local management can affect prices in a small range around supply-demand equilibrium. Accordingly, one of the performance criteria might still be pricing but this does not indicate that an overall bad or good market is itself a performance indicator of local management. For bonus purposes, they should neither be penalized nor rewarded for the general economic conditions.
     Fixed assets is another area over which local management exercises limited control. Each manager basically has to work with the fixed assets he is assigned. Local management can exercise considerable control over current assets such as receivables and inventory but, as a heavily capitalized industry with limited transportability, local management essentially has to do the best they can with the PP&E they are assigned.
     Typical examples for consideration:
•	Sales
•	Volumes, tons

•	Mill nets
•	Gross Margins

•	Accuracy of monthly reprojections

•	Production costs

•	Terminal Expenses

•	Controlling capital projects

•	Safety

•	Housekeeping & Appearance

•	Production — Efficiency
•	Clinker tons per hour

•	Cement tons per hour

•	BTU’s per ton of clinker

•	% utilization on kiln
•	Productivity
•	Clinker tons per year

•	Cement tons per year
•	Overhead Cost
•	T & E

•	Bad debt expense
•	Working capital —
•	Reducing spare parts inventory

•	Receivables — stated as DSO

•	Inventory R&O, raw materials, fuel, payables or process
•	Quality —
•	Cement uniformity, specific product application

•	Clinker standard deviation
•	Long-term planning
•	Reserves

•	Environmental compliance

•	Maintenance — protection of assets
•	Personnel
•	Organization

•	Training

•	Replacement

•	Union relations
•	Other profits
•	Sale of surplus assets

•	Lease or rental income
5.     Measuring Performance
     At the close of the fiscal year each subsidiary company President will review the performance of the company versus the objectives submitted at the beginning of the year and recommend to Eagle Materials Cement EVP distribution of the bonus pool to the participants. Distribution of the bonus pool requires approval of both Eagle Materials EVP and CEO.
     Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the SSP at Corporate.
     At any time during the fiscal year each cement company President may also recommend to the Eagle Materials Cement EVP and CEO an SSP award to recognize outstanding individual performances.

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